Exhibit 99.1

Dyax Contacts:	Media Contact:
Ivana Magovčević-Liebisch	Robert Kloppenburg
General Counsel and Executive Vice President,	Senior Vice President
Corporate Communications	Fleishman-Hillard Inc.
(617) 250-5759	(617) 692-0504
imagovcevic@dyax.com	kloppenr@fleishman.com

Nicole Jones
Investor Relations Manager
(617) 250-5744
njones@dyax.com

Dyax Provides Update on Regulatory Pathway for DX-88

- Phase III Trial on Track to Complete 2H06 -

May 15, 2006 — Cambridge, MA — Dyax Corp. (Nasdaq:DYAX) today announced an update on regulatory pathway for the DX-88 program in hereditary angioedema (HAE). This program was transferred from the Food and Drug Administration’s (FDA) Center for Biologics Evaluation and Research (CBER) division to the Center for Drug Evaluation and Research (CDER) division as a result of the FDA’s ‘Plan for Consolidation.’  In meetings with CDER, following this reassignment, the FDA has indicated that Dyax will likely need to complete some incremental clinical work, most probably a dose-ranging study on subcutaneously administered DX-88 to secure final approval.

At this time, Dyax and its partner, Genzyme Corporation, are evaluating options to address the FDA’s suggestion in a timely manner. While Dyax expects that the process of responding to the FDA and providing additional data will likely affect the previous guidance of an anticipated 2007 regulatory approval date, Dyax can not provide additional guidance until the overall regulatory submission package and specific new data requirement have been discussed and further reviewed by the FDA. This new request will not affect the estimated second half of 2006 timeline for completion of the ongoing EDEMA3, Phase III clinical trial.

“The FDA wants data to ensure that the current 30 mg fixed dose of DX-88 is in fact the optimal dose for subcutaneous administration,” stated Tom Beck, President and Chief Operating Officer of Dyax. “The amount of additional data and analysis that might be necessary to address this requirement is currently being discussed with the FDA. However, it should be noted that the FDA has expressed no issues or concerns with the overall safety and activity of DX-88.”

“We, as well as our commercialization partner, Genzyme are fully committed to bringing DX-88 to HAE patients, and we are confident that the unique attributes of DX-88, including ease of administration and overall clinical profile will allow us to ultimately provide a highly appealing treatment option for HAE patients and their physicians,” said Henry Blair, Chairman and Chief Executive Officer of Dyax. “In clinical trials to date, DX-88 has demonstrated an excellent safety profile and has been shown to be well tolerated with over 470 doses administered to 215 individuals. The regulatory and clinical teams at Dyax and Genzyme are working together diligently to clarify and address the FDA’s position with regard to additional data and to finalize the regulatory timeline as quickly as possible.”

“We are supportive of continuing the work necessary to bring an urgently needed treatment to patients with hereditary angioedema and are encouraged by the progress that is being made toward this goal,” said Georges Gemayel, Executive Vice President of Genzyme Corporation.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE). A Phase III trial is ongoing. Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is planning a Phase IIb trial while it continues partnering discussions for further development of DX-88 in this indication. DX-88 has orphan drug designation in the U.S. and E.U. for the treatment of angioedema, as well as Fast Track designation in the U.S.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the potential administration, dosing, safety and therapeutic benefit of DX-88 for HAE and plans for development of DX-88 for HAE and CABG. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect the potential administration, dosing and therapeutic benefit of DX-88 for HAE and its position versus other products in development for HAE include the risks that: DX-88 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88 or that are on the market before DX-88; DX-88 may not gain market acceptance; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacture, marketing, sales and distribution of DX-88; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp. EDEMA3 is a service mark of Dyax Corp.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax, please visit www.dyax.com.